NEWS FOR IMMEDIATE RELEASE	Contact Corporate Communications Frontier Airlines 720-374-4560 media@flyfrontier.com	Frontier Airlines, Inc. Frontier Center One 7001 Tower Road Denver, CO 80249 P 720.374.4200 F 720.374.4375 frontierairlines.com

Frontier Airlines Shows Operating Profit for January 2009
Strong Financial Performance for Seasonally Slow Month

DENVER (Feb. 26, 2009) –– Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today filed its Monthly Operating Report for January 2009. Frontier reported an operating profit of $2.8 million and a consolidated net loss of $27.9 million for the month. Excluding reorganization items and mark-to-market fuel hedge transactions, Frontier would have reported an operating loss of $0.4 million and a consolidated net loss of $2.8 million.

Frontier’s January results included:
▪	Reorganization costs of $28.3 million, the majority of which consisted of unsecured claims allowed by the court
▪	A realized loss of fuel hedge contracts of $4.3 million partially offset by a mark-to-market gain of $1.1 million on fuel hedging activity
▪	Mainline capacity reduction of 13.3 percent year-over-year
▪	Mainline unit cost excluding fuel (CASM ex-fuel) was 6.03 cents, down 8.1percent from previous year
▪	Mainline total unit cost reduction of 20.1 percent versus previous year
▪	Mainline passenger revenue (PRASM) increase of 1.1 percent versus previous year
▪	Mainline total unit revenue (RASM) increase of 4.4 percent versus previous year

“A third straight month of solid financial performance shows we are charging in the right direction,” said Frontier President and CEO Sean Menke. “We have significantly reduced our costs excluding fuel on a year-over-year basis by 8.1% despite a significant drop in capacity. This, coupled with a productive increase in our unit revenue and lower fuel expense, helped us perform exceptionally well in a seasonally slow month with the backdrop of a weakening economy. We are now focused on securing the necessary financing to facilitate our emergence from bankruptcy later this year.”

Companies in Chapter 11 Bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.
Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 15th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing more than 5,000 aviation professionals. Frontier Airlines' mainline operation has 51 aircraft with one of the youngest Airbus fleets in North America. Frontier Airlines' mainline operations offer 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of ten Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In November 2006, Frontier and AirTran announced a first-of-its-kind integrated marketing partnership that offers travelers the ability to reach more than 80 destinations across four countries with low fares aboard two of the youngest fleets in the industry. For more in-depth information on Frontier Airlines, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
Statements contained in this press release that are not historical facts may be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding risk factors that may affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2008 and as updated in the Company’s Form 10-Q for the quarter ended December 31, 2008.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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